Exhibit 99.1

NEWS RELEASE

BROWN-FORMAN PROMOTES BRIAN FITZGERALD

Louisville, KY, November 19, 2012 – Brown-Forman Corporation announced today the appointment of Brian Fitzgerald as the company’s chief accounting officer, with responsibility for overseeing the company’s day-to-day accounting and corporate reporting functions. The appointment is effective January 1, 2013.  Fitzgerald succeeds Jane Morreau, who has been promoted to chief production officer.

Fitzgerald brings more than a decade of experience in finance and accounting to this new role.  He joined Brown-Forman in 2003 as an analyst in corporate development, was named director, business strategy & analysis for B-F Tequilas in 2007, and has served as finance director, Greater Europe and Africa since 2009, based in Hamburg, Germany.

Fitzgerald will relocate to Louisville to serve as chief accounting officer.